Exhibit 99.1

For Immediate Release

December 27, 2018

OPKO Health and OPKO’s CEO and Chairman, Dr. Phillip Frost, Announce Proposed Resolution of SEC Action

Frost to continue as CEO and Chairman of Opko

MIAMI—( PR NEWSWIRE)—Dec. 27, 2018 – In a settlement, subject to court approval, OPKO Health, Inc. (NASDAQ: OPK) and OPKO’s CEO and Chairman, Dr. Phillip Frost, have agreed with the Securities and Exchange Commission to resolve the action brought against them in SEC v. Honig et al., 18 Civ. 08175 (S.D.N.Y).

“We have reached agreement with the SEC that will end a potentially expensive, contentious and time-consuming litigation and I am happy that we can focus on an exciting and productive 2019 for OPKO Health,” said Dr. Frost.

Without admitting or denying the SEC’s allegations, OPKO agreed to an injunction from certain violations of the Securities Exchange Act of 1934 (the “Exchange Act”); a $100,000 penalty; and will perform certain undertakings related to the Exchange Act. Dr. Frost agreed to, without admitting or denying the SEC’s allegations, injunctions from certain violations of the Securities Act of 1933 and the Exchange Act; approximately $5.5 million in penalty, disgorgement, and prejudgment interest; and a prohibition, with certain exceptions, from trading in penny stocks.

Dr. Frost will continue to serve as OPKO’s CEO and Chairman.

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About OPKO Health, Inc.

OPKO Health is a diversified healthcare company. In diagnostics, its BioReference Laboratories is the nation’s third largest clinical laboratory; GeneDx is a rapidly growing genetic testing business; the 4Kscore® prostate cancer test is used to confirm an elevated PSA to help decide about next steps such as prostate biopsy; Claros® 1 is a point of care diagnostics platform with PSA and testosterone as the most advanced in development. In our pharmaceutical pipeline, RAYALDEE is our first pharmaceutical product to be marketed. OPK88003, a once weekly oxyntomodulin for type 2 diabetes and obesity in Phase 2 clinical trials, is among a new class of GLP-1 – glucagon receptor dual agonists. OPK88004, a SARM (Selective Androgen Receptor Modulator) for treating BPH (Benign Prostatic Hypertrophy), urinary incontinence, and other conditions, is in clinical trials. The Company’s most advanced product utilizing its CTP technology, a once weekly human growth hormone for injection, is in Phase 3 trials, and is partnered with Pfizer. OPKO has research, development, production and distribution facilities abroad. More information is available at www.opko.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the outcome of the SEC lawsuit and the Company’s business, as well as other non-historical statements about our expectations, beliefs or intentions. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

CONTACTS:

Ian Prior

IPrior@mercuryllc.com

571-639-6711

Brooke Clemency

BClemency@mercuryllc.com

609-287-3695